EXHIBIT 99.1

Contact Information:
Jeffrey M. Watson	John D. Flemming
President/Chief Executive Officer	Managing Member
Manhattan Bancorp	Carpenter Fund Manager GP, LLC
Phone: (310) 606-8000	Phone: (949) 261-8888
Fax: (310) 606-8090	Fax: (949) 260-1354

MANHATTAN BANCORP ANNOUNCES THE RECEIPT OF $13.7 MILLION IN ADDITIONAL
CAPITAL

LOS ANGELES, CA – December 31, 2008 – Manhattan Bancorp (“Bancorp”) (OTCBB: MNHN) the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced today that it has received $13,731,825 of additional capital which represents the second and final installment of the Stock Purchase Agreement dated May 14, 2008 with Carpenter Fund Manager GP, LLC (“Carpenter”), General Partner of the Carpenter Community BancFunds (“Fund”), pursuant to which the Fund agreed to purchase 1,500,000 shares of Manhattan Bancorp’s authorized but unissued shares of stock at $10.00 per share for an aggregate purchase price of $15 million.

Additionally, the Board of Directors has appointed John D. Flemming, a Managing Member of Carpenter, to serve on the Board of Directors of Manhattan Bancorp effective January 1, 2009 as well as the Board of Directors of Bank of Manhattan pending necessary regulatory approvals.

“We are very excited for the opportunity to welcome John Flemming and the entire Carpenter organization as our strategic partners,” stated Jeffrey M. Watson, Manhattan Bancorp’s President and Chief Executive Officer. “John’s breadth of experience in the community banking marketplace will bring additional expertise to the solid Board we currently have. The additional capital will enable us to accelerate our core business plan in the following ways: increase the legal lending limit of the Bank, and therefore our competitive positioning in the market, permit the Bank to intensify its expansion plans at a time when talented bankers are becoming available in our market area, position the Company for potential acquisition opportunities, and provide the Company with capital for potential product line diversification activities in fee income products targeting business owners in our market area.” Edward J. Carpenter, Managing Partner of Carpenter, said “Manhattan Bancorp and its team are well known to us. We view Bank of Manhattan as a very well positioned new bank in California and look forward to supporting the company in its growth and expansion plans.”

The Transaction

Carpenter Fund Manager GP, LLC as general partner of Carpenter Community Bancfund, L.P., Carpenter Community Bancfund-A L.P., and Carpenter Community Bancfund-CA, L.P. purchased 1,500,000 shares of the Company’s common stock in two separate closings. The first closing occurred on June 12, 2008, when the Fund purchased 128,175 shares of common stock in the Company in a private placement that was equivalent to 4.9% of the Company’s post-closing outstanding common stock.  The second closing represents the balance of the 1,500,000 shares of the Company’s common stock purchased by the Fund following the receipt of all required regulatory approvals and the fulfillment of all other conditions precedent to closing set forth in the Stock Purchase Agreement.

In addition, the Company has granted the Fund “piggyback registration” rights on customary terms and conditions.  The Company has also granted the Fund demand registration rights on customary terms and conditions that may be exercised by the Fund not earlier than the fifth anniversary of the first closing date.

Manhattan Bancorp/Bank of Manhattan

Manhattan Bancorp, a bank holding company, operates Bank of Manhattan N.A., in El Segundo, California. Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. At September 30, 2008, Manhattan Bancorp reported total assets of $71.8 million, net loans outstanding of $48.0 million, and $47.1 in total deposits.  Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Forward-Looking Statements Disclosure

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to Bancorp’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2007 10-K/A, ITEM 1A. Risk Factors and other reports filed with the Securities and Exchange Commission.  Bancorp does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.